Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 14, 2011 with an effective date of November 14, 2011 (the “Effective Date”), by and between Thomas Kramer (the “Employee” or “you”) and OPOWER, Inc. (the “Company”).

The Company desires to employ the Employee and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

The Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Position. You will start in a full-time position as CFO, reporting to the CEO. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Employment is contingent upon successful completion of the background check process.

2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $280,000 per year, payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company sponsored benefits, including medical, dental, and other insurances.

3. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 635,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2007 Stock Plan (the “Plan”), as described in that Plan and the applicable stock option agreement. At your request, the option will be early exercisable, such that you may exercise the unvested shares subject to the option in whole or in part.

(a) Repurchase of Stock Options. The exercised unvested shares will be subject to the Company’s repurchase option at the original exercise price (the “Repurchase Option”) that you paid prior to vesting in such shares. Unless the Company notifies you within three months of your termination from the Company (which shall include, among other reasons, any Involuntary Resignation (as defined below)) that it does not intend to exercise its Repurchase Option with respect to some or all of the Shares, the Repurchase Option shall be deemed automatically exercised at the end of the three month period following your termination. The Repurchase Option will lapse as you become vested in your shares.

(b) Vesting Schedule. Your shares will vest according to the following schedule, provided that you continue in service through each of the vesting dates: you will vest in 25% of the option shares on the first anniversary of your start date, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

(c) Exercise Price. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

(d) Acceleration. Notwithstanding the above, if the Company experiences a Corporate Transaction that constitutes a Triggering Event (as those terms are defined in the Plan) (provided, that a ‘Triggering Event” will also include any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred) during your Continuous Service Status (as defined in the Plan) and (a) your Continuous Service Status (as defined in the Plan) is terminated by the Company for any reason other than (i) Cause (as defined in the Plan), (ii) death or (iii) Disability (as defined in the Plan) at any time following the consummation of such Triggering Event or (b) the Successor Corporation (as defined in the Plan) in connection with such Corporate Transaction does not assume the option or substitute for the option with another option or other equity right or otherwise continue the option or the option is not terminated in exchange for a payment of cash, securities and/or other property or (c) you are subject to an Involuntary Resignation, as defined below, then you will vest in the lesser of a) 317,500 unvested shares, or b) the Total Number of Shares that remain unvested subject to the option as of the date of your termination.

(e) Involuntary Resignation. “Involuntary Resignation” shall mean your employment with the Company or its successor corporation is terminated due to your resignation after any of the following occurring without your express written consent: (i) a material reduction in your authority, duties, or responsibilities; provided however, that a reduction in your authority, duties, or responsibilities, solely by virtue of the Company being acquired and made a part of a larger entity and the Employee continues to have responsibility for the financial performance of the Opower division and reports to the head of such division, shall not by itself constitute ground for “Involuntary Resignation” so long as you retain similar functional responsibility as in effect immediately prior to the Triggering Event; (ii) a reduction by the Company of your base salary as in effect immediately prior to such reduction by more than 10% (unless such reduction applies generally and proportionally to all other members of the Company’s senior management); (iii) a change in the principal location at which Employee provides services to the Company to a place that is thirty-five (35) miles or more away from Employee’s then-current principal place of employment immediately prior to such relocation, provided such location is actually less convenient to Employee; or (iv) any material breach by the Company of its obligations to you under the terms of this Agreement. The conditions set forth in this paragraph will be considered an “Involuntary Resignation” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice; and (iii) after the Company’s failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the following conditions has come into existence without your consent.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined in the Plan) or notice, Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, except for the below, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6. Termination of Employment and Severance. Provided that you satisfy the Conditions (as defined below), if you experience an involuntary separation from service, as defined in Treasury Regulation 1.409A-1(n) and including Involuntary Resignation, by the Company for any reason other than (i) Cause (as defined in the Plan), (ii) death or (iii) Disability (as defined below) (each, a “Separation”), then:

(a) Cash Severance. The Company will pay you cash severance pay at a rate equal to your base salary in effect at the time of your Separation for a period of six (6) months; and

(b) COBRA Severance. If Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue Employee’s health insurance coverage in effect for himself and his eligible dependents on the termination date until the earliest of (A) the close of the twelve-month period following the termination of Employee’s employment, (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Employee on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Employee may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following Employee’s Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be made to

Employee, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If Employee becomes eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause. Employee must immediately notify the Company of such event; and

(c) Option Extension and Option Acceleration Severance. Subject to Section 3, the Option described in Section 3 shall be exercisable until the earlier of (i) one year following the date of Employee’s Separation, and (ii) the option’s expiration date. In addition, if such Separation occurs prior to your completion of the first twelve (12) months of your employment with the Company, then you will become vested in 1/48th of the option shares described in Section 3 for each month of continuous employment to the Company.

(d) Payment of Severance. Subject to satisfaction of the Conditions (as defined below), such cash severance pay will be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates at the payroll rates in effect as of the Separation date, commencing with the first regular payroll date following the date that the Release (as defined below) has been executed by you and can no longer be revoked, and will be subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your Separation under this section is intended to be exempt from Internal Revenue Code (“Code”) Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred.

(e) Release and Return of Property Required to Receive Severance.

(i) To receive the severance benefits set forth in Sections 6(a)-(c) above, you must execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company (and attached as Attachment B) (the “Release”) by the forty-fifth (45th) day after your Separation.

(ii) If Employee has not returned all Company property following his Separation, provided that the Company sends written notice describing such unreturned property in reasonable detail and Employee fails to return such property within ten (10) days of receipt of such notice. Employee shall not be entitled to the severance benefits set forth in the Sections 6(a)-(b) above until such until such time that the Employee has returned such Company property. Provisions (i) and (ii) of this Section 6(e) shall be collectively referred to as the “Conditions”).

(f) Section 409A. Notwithstanding the above, if any of the cash severance payments provided in connection with your Separation does not qualify for any reason to be exempt from Code Section 409A and you are deemed by the Company at the time of your Separation to be a “specified employee,”‘ as defined in Code Section 409A (i.e. a key employee of a publicly traded company), each such cash severance payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your

Separation and the installments that otherwise would have been paid during the first six (6) months after your Separation will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Separation, with any remaining payments payable according to the schedule set forth above. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral.

(g) Resignation. Employee may resign from Employee’s employment with the Company at any time. In the event Employee resigns from Employee’s employment with the Company (other than an Involuntary Resignation as set forth in Section 6), Employee will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of resignation, together with all compensation and benefits payable to Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Employee shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

(h) Termination in Case of Death or Disability. In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Employee’s legal representatives Employee’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below). Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation and such failure of performance, or the likely continuation of such condition, continues for six (6) months in the aggregate during any twelve (12) month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

(i) Termination for Cause. “Cause” for termination will exist for any of the following reasons: (i) You willfully fail to perform your duties and responsibilities to the Company; (ii) You willfully and materially violate any written material Company policy that has caused or is reasonably expected to result in injury to the Company; (iii) You commit an act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iv) You make unauthorized use or disclosure of the Company’s proprietary information or trade secrets, or you make unauthorized use or disclosure of the proprietary information or trade secrets of any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (v) Your material breach of any of your obligations under this Agreement or your Confidential Information and Invention Assignment Agreement. The foregoing definition does not in any way limit the Company’s ability to terminate your employment or consulting relationship at any time, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or successor thereto, if appropriate.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia. Time is of the essence hereunder.

10. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment, or the termination of the Employee’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the Commonwealth of Virginia, conducted by the of the American Arbitration Association (“AAA”) or its successor, under its Employment Arbitration Rules and Mediation Procedures (or its successor rules); provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The Employee and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any dispute through a trial by jury or judge or administrative proceeding. The Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The parties shall split the costs of the arbitration.

11. Attorneys’ Fees. In the event that any arbitration, suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

12. Miscellaneous. The Company will reimburse you for your monthly cell phone and/or tablet network subscription costs. Per your choice, the Company will pay for monthly parking or standard commuting allowance as defined in the Company handbook, however you will not get both. The Company will pay for family Health and Dental insurance with the insurers that the Company uses for group coverage at the time, and you recognize that these providers can and will change over time.

13. Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Agreement.

14. Indemnification. The Company and Employee have a good faith basis for believing that Employee’s employment with the Company does not violate any obligations Employee owes to his former employer, Cvent, Inc. The Company shall indemnify Employee, to the extent permitted by applicable law, from any and all of Employee’s Defense Costs (as defined below) in connection with any claims (including threats of claims) alleging a breach of any obligations owed by Employee to Cvent, Inc., including, without limitation, any fiduciary duty, duty of loyalty or confidentiality obligations to, or any restrictive covenants with, Cvent, Inc. relating to or arising out of Employee’s communications or relationship with the Company, Employee’s good faith performance of his duties to the Company, or Employee’s prior duties to Cvent, Inc. (collectively, the “Claims”). Notwithstanding the foregoing, the Company’s liability to Employee pursuant to this Section 14 shall be limited to the lesser of (a) seventy-five percent (75%) of all of Employee’s Defense Costs, and (b) $350,000. “Defense Costs” means Employee’s legal, accounting and expert witness fees, costs and expenses incurred in defending and investigating the Claims, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

OPOWER, INC.

By:	/s/ Michael Sachse
Name:	Michael Sachse
Title:	VP Regulatory Affairs & General Counsel

EMPLOYEE

Thomas Kramer

/s/ Thomas Kramer
(Signature)

Date

Anticipated Start Date: November 14, 2011

Attachment A: Confidential Information and Invention Assignment Agreement

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